ALPHATRADE.COM

                        COMMON STOCK PURCHASE WARRANT


                                        No. 2          500,000 Shares


     AlphaTrade.com., a Nevada corporation (the "Company"), certifies and agrees that for value received, MONTBLANC ENTERPRISES LIMITED ("the Holder"), or its assigns is entitled, subject to the terms and conditions of this Warrant, to purchase from the Company at any time, or from time to time after January 8th, 1999, and before January 8th, 2001 fully paid and non-assessable shares of common stock of the Company as follows: Up to January 8th, 2000 the warrant conversion price will be $1.00 per share; thereafter any unconverted warrants will be converted at a price of $1.25 per share up to and including January 8th, 2001 ("the Exercise Price").

     Exercise of Warrant. The purchase rights of this Warrant shall be exercised by the Holder surrendering this Warrant duly executed to the Company, accompanied by payment of the purchase price of the common stock being purchased. If less than all of the common stock is purchased and this Warrant has not expired, the Company will execute and deliver to the Holder a new Warrant showing the number of shares remaining on the Warrant. Within a reasonable time, not to exceed ten (10) days, after the exercise of this Warrant, the Company will issue in the name of the Holder, or as the Holder may direct, a certificate or certificates representing the shares purchased. Unless the shares are registered under State and Federal securities laws, or valid exemptions exist, the Company may require that the certificate contain a restrictive legend.

     No fractional shares of common stock will be issued on the exercise of this Warrant, but the Company shall pay a cash adjustment based on the market price of the common stock on the date of exercise of the Warrant.

     In no event may all or any part of the rights of this Warrant be exercised before January 8th, 1999, nor after January 8th, 2001.

                               II

     Negotiability. This Warrant may be assigned or transferred by the Holder without prior consent or approval from the Company.

     Until this Warrant is transferred the Company may treat the registered Holder as absolute owner for all purposes without being affected by any notice to the contrary.

     This Warrant shall not be transferred except in compliance with all applicable state and federal laws and regulations. The Company understands that the Holder is acquiring the Warrant for investment purposes only, and has no present intent to transfer all or any part of the Warrant. The Warrant may not be transferred without the Holder obtaining an opinion of counsel satisfactory to the Company stating that the transaction will not result in a
prohibitive transaction under the Federal and State securities laws.    This
Warrant has not been registered under any securities laws.

                              III

     Adjustment of Purchase Price; Reorganization, etc.   In case the Company
shall subdivide or combine the outstanding shares of common stock, or declare a dividend payable in common stock, the exercise price of this Warrant shall be proportionately increased in the case of combination, or decreased in the case of subdivision or dividend payable in common stock; each share of common stock shall be changed to the number of shares determined by dividing the Exercise Price by the exercise price as adjusted after the subdivision, combination or dividend.

     In case of any capital reorganization or reclassification of the shares of common stock of the Company, or in case or any consolidation or merger of the Company into another corporation, then provision shall be made so that the Holder of the Warrant shall have the right to receive the kind and amount of shares he would have been entitled to receive if immediately before the reorganization, reclassification, consolidation or merger, he had held the number of shares of common stock which were purchasable by this Warrant. In any case, appropriate adjustment shall be made in the application of these provisions as nearly as reasonably may be in relation to any shares of stock deliverable on the exercise of this Warrant.

     When any adjustment is made in the exercise price, the Company shall determine the new exercise price, and (1) retain on file a statement describing the method used to arrive at the adjusted price; and (2) mail a copy to the Holder on request.

                               IV

     Registration Rights. The Holder agrees that before making any disposition of any common stock purchased by this Warrant, it will give written notice to the Company describing the manner of such disposition, and it will not make any disposition until (1) the Company has notified it that registration is not required to such disposition, or (2) a registration of the proposed disposition has been filed by the Company and has become effective. The Company agrees that upon receipt of written notice from the Holder it will use its best efforts, in consultation with Holder=s counsel, to ascertain whether or not registration is required.

     The Company also agrees that if, before one year from the effective date of this Registration, if it will file a Registration Statement, it will notify the Holder in writing at least 30 days before such filing and it will include in the registration, at its expense, the stock issuable upon the Warrant to the extent requested by the Holder. Any such request shall be for at least 5,000 of the shares represented by the Warrant. It is also agreed that the right of the Holder to have the shares issued in a future registration may be deferred for a reasonable period for reasonable cause; provided, however, that a deferral shall automatically extend the right of the Holder to participate in a future public offering, and that the deferral shall not exceed six (6) months.

     The Company shall furnish the Holder with a reasonable number of copies of the prospectus included in the filing. The Company shall also take necessary steps to include the shares in any other Blue Sky registration in such jurisdictions as the Holder may reasonably request.

     The Company and the Holder shall provide cross indemnification agreements in customary scope covering the accuracy and completeness of the information furnished by each in any registration.

     The Holder agrees to cooperate fully with the Company in the preparation and filing of any registration.

                               V

     Notices. The Company shall mail to the registered Holder of the Warrant, at its last post office address, not less than ten (10) days before notice of the date: (1) a record determining the holders of common stock entitled to dividends (other than cash dividends), or (2) a record determining the holders of common stock entitled to notice of and to vote at a meeting of stockholders at which any capital reorganization, reclassification, consolidation, merger, dissolution, liquidation, winding up or sale shall be considered or voted upon.

                               VI

     Reservation of Common Stock. A number of shares of common stock sufficient to provide for the exercise of the Warrant shall at all times be reserved by the Company.

                              VII

     Warrant Holder Not A Shareholder. The Holder shall not be entitled to any rights as a shareholder of the Company, or any other rights not stated in this Warrant.

                              VIII

     Miscellaneous. Any reference to the issue or sale of shares of common stock shall include any stock of any class of the Company except preferred stock with a fixed limit on dividends and a fixed amount payable in the event of any liquidation of the Company.

     The Company will not, by amendment of its Articles of Incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the performance of any of the covenants to be performed by the Company, but will in good faith assist in the carrying out of the provisions of this Warrant, and in the taking of all other action that may be necessary to protect the rights of the Holder against dilution. This protection against dilution shall not include any adjustments resulting from a decrease in the market price of the common stock of the Company. This Warrant is binding on the Company, its successors and assigns.

     The representations, warranties and agreements shall survive the exercise of this Warrant. References to the Holder shall include the holder of shares purchased on exercise of the Warrant.

     All shares of common stock issued on exercise of this Warrant shall be validly issued, fully paid and non-assessable and the Company shall pay any taxes assessed by the issue of the shares.

     IN WITNESS WHEREOF, the Company has executed this Warrant this 8th day of January, 1999.


     ALPHATRADE.COM
     Per:

     /s/ J. Michael Pinkney